Exhibit 99.1

Dynamic Natural Resources Issues Restatement of Previous Press Release.

BOSTON – January 3, 2008 – Management has been made aware that on August 11, 2006, the Company issued a press release and filed two Forms 8-K which contained inaccurate information.

On August 11, 2006, the Company issued a press release with the title "Value Consulting Announces Spin-Off of Universal Tracking Solutions". This press release was filed as Exhibit 99.2 to the Company’s Form 8-K filed on the same date. The press release is hereby withdrawn.

The press release incorrectly made several assertions of facts which, upon review by current management, were not accurateor did not become accurate. Specifically, the press release stated: (1) that Universal Tracking Solutions, Inc (UTS). was a wholly owned subsidiary of Value Consulting; and (2) that we planned to spin off UTS. These statements were not accurate because, while we were a founding shareholder of UTS, we were not the only shareholder, and, while we held a majority stake in UTS at inception, we have since learned that on the day before the press release was issued that stake had been diluted to a less-than-majority position. However, we did plan to distribute our stake in UTS to our shareholders of record.

Also, in a separately filed Form 8-K filed on August 11, 2006, we announced:

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On July 27, 2006, Value Consulting announced it has created a new subsidiary called Smarts Oil & Gas. Smarts Oil and Gas’ initial focus will be acquiring mineral rights leases, with proven reserves in the ground, in the state Louisiana. This will not be an exploration company (therefore eliminating some of those inherent risks), but instead we will be extracting oil from the ground that is proven and certified by the State of Louisiana.

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On July 28, 2006, Value Consulting announced it has created a new subsidiary called Universal Tracking Solutions ("UTS"). UTS will focus on the commercialization and marketing of GPS tracking technologies.

As stated above, UTS should not have been deemed to have been our subsidiary on the date of the Form 8-K filing. Likewise, in retrospect, we never created a subsidiary called Smarts Oil & Gas. Instead, on August 14, 2006 we announced in Form 8-K that we changed our name to Smarts Oil and Gasand changed our business focus to oil and gas acquisitions. We should have announced at that time that we did not create a subsidiary called Smarts Oil & Gas.

None of the corrections of facts disclosed above has impacted our financial statements.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
     Scott Masse, CEO
     Dynamic Natural Resources, Inc.
     78 South St, 2nd Fl
     Wrentham, MA 02093
     508-463-6290
     508-384-3390 fax
     http://www.dynamicnaturalresources.com
     dynamicoilceo@yahoo.com